5.0





                                December 10, 2000



PetroCorp Incorporated
6733 South Yale
Tulsa, Oklahoma 74136


Re: PetroCorp Incorporated SEC Registration Statement on Form S-8: PetroCorp Incorporated (Trading Symbol "PEX"): 600,000 Shares of PetroCorp Common Stock to be Issued Pursuant to the PetroCorp Incorporated 2000 Stock Option Plan.


Ladies and Gentleman:

     I have acted as counsel to PetroCorp Incorporated ("PetroCorp") in connection with PetroCorp's Registration Statement on Form S-8 being filed on or about December 13, 2000 with the Securities and Exchange Commission which respect to the shares of Common Stock (the "Common Stock"), $0.01 par value, of PetroCorp, authorized for issuance under the PetroCorp 2000 Plan. I have reviewed PetroCorp's Registration Statement on Form S-8, PetroCorp's Certificate of Incorporation, PetroCorp's By-laws, and such corporate proceedings of PetroCorp as I have deemed appropriate for purposes of rendering this opinion. In my opinion, upon issuance of the shares of Common Stock pursuant to the terms of the PetroCorp 2000 Plan, such shares will be duly and validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                Sincerely,

                                           /s/ Tamara R. Wagman

                                             Tamara R. Wagman